Exhibit 99.1

Nuvation Bio Reports First Quarter 2026 Financial Results and Provides Business Update

Achieved $18.5 million in first quarter of 2026 net product revenues for IBTROZI® (taletrectinib); majority of the approximately 200 patients started on IBTROZI in the first quarter of 2026 were TKI-naïve,

highlighting continued momentum in the first-line setting

Presented newly updated clinical data demonstrating IBTROZI’s impressive durability of response and progression-free survival in TKI-naïve and TKI-pretreated patients with advanced ROS1-positive

(ROS1+) non-small cell lung cancer (NSCLC) at AACR 2026

Announced acquisition of Japan rights to safusidenib from Daiichi Sankyo, enabling global development and commercialization of promising investigational medicine

Strong balance sheet with cash, cash equivalents, and marketable securities of $533.7 million as of

March 31, 2026

Company to host a conference call today at 4:30 pm ET

NEW YORK—May 4, 2026— Nuvation Bio Inc. (NYSE: NUVB), a global oncology company focused on tackling some of the toughest challenges in cancer treatment, today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

“We are pleased with IBTROZI’s ongoing launch trends in the first quarter of 2026, as we continue to deepen its adoption across lines of therapy and make significant progress in becoming the standard of care for people living with advanced ROS1-positive NSCLC. The newly updated long-term follow-up data from our pivotal studies presented at AACR demonstrated an unprecedented durability for IBTROZI of now more than four years in TKI-naïve patients, further supporting healthcare providers and their patients’ confidence in selecting IBTROZI. With our partners, we are well on our way to bringing this important medicine to patients in need around the world,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “We are also thrilled to have secured exclusive global development and commercialization rights to safusidenib. We look forward to advancing the pivotal Phase 3 SIGMA study for patients with high-risk IDH1-mutant glioma, where targeted treatment options are incredibly limited. Additionally, we are well on track to provide updates on our drug-drug conjugate platform later this year as we further our mission to tackle some of the toughest challenges in cancer treatment.”

First Quarter 2026 and Recent Corporate Highlights:

IBTROZI® (taletrectinib), ROS1 inhibitor: Advanced ROS1+ NSCLC

•	In the first quarter of 2026, Nuvation Bio reported $18.5 million in net product revenues for IBTROZI.

•

In the first quarter of 2026, more than half of the approximately 200 new patients who started treatment with IBTROZI for advanced ROS1+ NSCLC were TKI-naïve, reflecting a sustained high rate of adoption and confidence in IBTROZI among healthcare professionals and patients. Since launch in late June 2025, over 600 patients have started IBTROZI.

•	In April 2026, Nuvation Bio presented updated pooled results from the TRUST-I and TRUST-II studies of IBTROZI in both TKI-naïve and TKI-pretreated patients at the American Association for

Cancer Research (AACR) Annual Meeting 2026. Notably, in the pooled TKI-naïve population, IBTROZI demonstrated robust confirmed overall response rates (cORR), median duration of response (mDOR) and median progression-free survival (mPFS) in TKI-naïve patients. Updated results from the TRUST-I study were also simultaneously published in the Journal of Clinical Oncology.

•

For TKI-naïve patients (n=157): the analysis showed a cORR of 89.8%, a mDOR of 49.7 months, a mPFS of 46.1 months and an intracranial response rate of 76.5% in patients with brain metastases (n=17). Median overall survival (OS) was not yet reached.

•

For TKI-pretreated patients (n=113): the analysis showed a cORR of 55.8%, a mDOR of 16.6 months, a mPFS of 9.7 months and an intracranial response rate of 65.6% in patients with brain metastases (n=32). Median OS was 29.8 months. Notably, 98% of TKI-pretreated patients (111/113) enrolled following progressive disease on entrectinib or crizotinib rather than intolerance, a higher bar for efficacy. The remaining two patients were enrolled following intolerance to a prior TKI.

•

A pooled safety analysis demonstrated a favorable and generally manageable safety profile for IBTROZI, consistent with its prescribing information and no new safety signals were identified with longer follow-up.

•

In April 2026, Nuvation Bio announced that taletrectinib (IBTROZI) has been added to the latest National Comprehensive Cancer Network® Clinical Practice Guidelines (NCCN Guidelines®) in Oncology for Central Nervous System (CNS) cancers. Specifically, the NCCN Guidelines® for CNS Cancers now recommend taletrectinib (IBTROZI) as a systemic therapy option for ROS1+ NSCLC patients with brain metastases.

•

In March 2026, Nuvation Bio announced with Eisai Co., Ltd. that the European Medicines Agency (EMA) had validated the Marketing Authorisation Application (MAA) for taletrectinib for the treatment of advanced ROS1+ NSCLC. The filing is being considered for full approval and will follow a standard review timeline.

•

On January 11, 2026, Nuvation Bio entered an exclusive license and collaboration agreement with Eisai Co., Ltd. to develop, register and commercialize taletrectinib for the treatment of ROS1+ NSCLC in Europe and certain other territories outside of the U.S., China and Japan.

Safusidenib, mIDH1 inhibitor: IDH1-mutant glioma

•

In April 2026, Nuvation Bio announced that it has acquired the Japan rights to safusidenib from Daiichi Sankyo, giving Nuvation Bio full global development and commercialization rights. The agreement also transfers ownership of the global clinical development program to Nuvation Bio, inclusive of clinical trials, past and current data generation, and future publications.

•

Nuvation Bio plans to present longer-term data from the Phase 2 study at a future medical meeting. As of February 2026, 12 of the 27 patients in the study remain on treatment with safusidenib with a median follow-up of over 5 years.

•

In January 2026, Nuvation Bio announced the finalization of the protocol amendment for the ongoing global Phase 3 SIGMA study for the maintenance treatment of patients with IDH1-mutant astrocytoma who have high-risk features following standard-of-care (G203). At that time, Nuvation Bio also announced that the trial would enroll a non-pivotal single-arm cohort to examine the efficacy and safety of safusidenib in chemotherapy- and radiotherapy-naïve patients with grade 3 IDH1-mutant oligodendroglioma with the primary endpoint of this arm being objective response rate.

Drug-drug conjugate (DDC) platform: Solid tumors

•	Nuvation Bio continues to explore new preclinical candidates for this novel modality and aims to provide further updates by year-end 2026.

Corporate Update:

•

In March 2026, Nuvation Bio appointed Stephen Dang, Ph.D., as Chief Legal Officer. Dr. Dang originally joined Nuvation Bio in 2021 and has over 18 years of experience in the biopharmaceutical industry across all stages of the drug product life cycle.

First Quarter 2026 Financial Results

As of March 31, 2026, Nuvation Bio had cash, cash equivalents, and marketable securities of $533.7 million.

Product Revenue, Net

To date, Nuvation Bio’s only source of product revenue remains from the U.S. sales of IBTROZI, which Nuvation Bio began distributing to its U.S. customers in June 2025. Net product revenue from U.S. sales of IBTROZI was approximately $18.5 million for the three months ended March 31, 2026.

Collaboration and License Agreements Revenue

For the three months ended March 31, 2026, collaboration and license agreements revenue was $64.7 million, compared to $3.1 million for the three months ended March 31, 2025. The increase is primarily due to a $58.7 million increase in license revenue because of the upfront payment received under the Eisai agreement, a $2.4 million increase in product supply, a $1.5 million increase in royalty revenue, and was offset by a $1.0 million decrease in research and development service revenue.

Taletrectinib was included in China’s National Reimbursement Drug List effective January 1, 2026. Royalty revenue for the quarter from collaboration agreements for China and Japan was $1.7 million.

Research and Development Expenses

For the three months ended March 31, 2026, research and development expenses were $35.0 million, compared to $24.6 million for the three months ended March 31, 2025. The increase was primarily due to a $1.5 million increase in salaries and other benefits driven by the increase in headcount and stock-based compensation, and $8.9 million increase in third-party costs related to clinical trials.

Selling, General and Administrative Expenses

For the three months ended March 31, 2026, selling, general, and administrative expenses were $38.3 million, compared to $35.4 million for the three months ended March 31, 2025. The increase was due to a $5.7 million increase in salaries and other benefits driven by the increase in headcount and stock-based compensation, and $0.1 million increase in taxes, offset by a $1.7 million decrease in sales and marketing expenses and $1.2 million decrease in professional fees.

Net income

For the three months ended March 31, 2026, Nuvation Bio reported a net income of $5.4 million, or $0.02 per share on a basic basis and $0.01 per share on a diluted basis. The net loss for the comparable period in 2025 was $53.2 million, or $(0.16) per share on a basic and diluted basis.

Conference Call and Webcast

Nuvation Bio will host a conference call and webcast today, May 4, 2026, at 4:30 pm ET to discuss its financial results for the first quarter of 2026 and provide business updates.

Investors and the general public are invited to listen to the live webcast and may register on the Investor Relations section of the Nuvation Bio website. To access the live conference call, participants can dial +1 833-461-5787 (U.S. toll-free) and enter access code 266802059. An archived recording will be available on Nuvation Bio’s website for 90 days following the event.

About ROS1+ NSCLC

Each year, more than one million people globally are diagnosed with non-small cell lung cancer (NSCLC), the most common form of lung cancer. It is estimated that approximately 2% of patients with NSCLC have ROS1+ disease. About 35% of patients newly diagnosed with metastatic ROS1+ NSCLC have tumors that have spread to their brain. The brain is also the most common site of disease progression, with about 50% of previously treated patients developing central nervous system (CNS) metastases.

About IBTROZI

IBTROZI is an oral, potent, CNS-active, selective, next-generation ROS1 inhibitor therapy. On June 11, 2025, following Priority Review and Breakthrough Therapy designations for both TKI-naive and TKI-pretreated disease, the U.S. Food and Drug Administration (FDA) approved taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC. Learn more about taletrectinib in the U.S. at IBTROZI.com.

About the TRUST Clinical Program

The TRUST clinical program comprises three registrational studies evaluating the safety and efficacy of IBTROZI. TRUST-I (NCT04395677) and TRUST-II (NCT04919811) are Phase 2 single-arm studies evaluating IBTROZI for the treatment of adults with advanced ROS1+ NSCLC in China (N=173) and globally (N=189), respectively. The primary endpoint of both studies is confirmed objective response rate (cORR) as assessed by an independent review committee. TRUST-IV (NCT07154706) is a Phase 3 placebo-controlled study evaluating IBTROZI for the adjuvant treatment of adults with resected early-stage ROS1+ NSCLC. The study will enroll approximately 180 patients in the U.S., Canada, Europe, Japan and China. The primary endpoint is disease-free survival as determined by investigator, and the primary completion date is estimated to be in 2030. Nuvation Bio is also sponsoring TRUST-III (NCT06564324), a confirmatory randomized Phase 3 study evaluating IBTROZI versus crizotinib in 194 patients in China with advanced ROS1+ NSCLC who have not previously received ROS1 TKIs.

Indication

IBTROZI is indicated for the treatment of adult patients with locally advanced or metastatic ROS1+ non-small cell lung cancer (NSCLC).

IMPORTANT SAFETY INFORMATION FOR IBTROZI® (taletrectinib)

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Hepatotoxicity, including drug-induced liver injury and fatal adverse reactions, can occur. 88% of patients experienced increased AST, including 10% Grade 3/4. 85% of patients experienced increased ALT, including 13% Grade 3/4. Fatal liver events occurred in 0.6% of patients. Median time to first onset of AST or ALT elevation was 15 days (range: 3 days to 20.8 months).

Increased AST or ALT each led to dose interruption in 7% of patients and dose reduction in 5% and 9% of patients, respectively. Permanent discontinuation was caused by increased AST, ALT, or bilirubin each in 0.3% and by hepatotoxicity in 0.6% of patients.

Concurrent elevations in AST or ALT ≥3 times the ULN and total bilirubin ≥2 times the ULN, with normal alkaline phosphatase, occurred in 0.6% of patients.

Interstitial Lung Disease (ILD)/Pneumonitis: Severe, life-threatening, or fatal ILD or pneumonitis can occur. ILD/pneumonitis occurred in 2.3% of patients, including 1.1% Grade 3/4. One fatal ILD case occurred at the 400 mg daily dose. Median time to first onset of ILD/pneumonitis was 3.8 months (range: 12 days to 11.8 months).

ILD/pneumonitis led to dose interruption in 1.1% of patients, dose reduction in 0.6% of patients, and permanent discontinuation in 0.6% of patients.

QTc Interval Prolongation: QTc interval prolongation can occur, which can increase the risk for ventricular tachyarrhythmias (e.g., torsades de pointes) or sudden death. IBTROZI prolongs the QTc interval in a concentration-dependent manner.

In patients who received IBTROZI and underwent at least one post baseline ECG, QTcF increase of >60 msec compared to baseline and QTcF >500 msec occurred in 13% and 2.6% of patients, respectively. 3.4% of patients experienced Grade ≥3. Median time from first dose of IBTROZI to onset of ECG QT prolongation was 22 days (range: 1 day to 38.7 months). Dose interruption and dose reduction each occurred in 2.8% of patients.

Significant QTc interval prolongation may occur when IBTROZI is taken with food, strong and moderate CYP3A inhibitors, and/or drugs with a known potential to prolong QTc. Administer IBTROZI on an empty stomach. Avoid concomitant use with strong and moderate CYP3A inhibitors and/or drugs with a known potential to prolong QTc.

Hyperuricemia: Hyperuricemia can occur and was reported in 14% of patients, with 16% of these requiring urate-lowering medication without pre-existing gout or hyperuricemia. 0.3% of patients experienced Grade ≥3. Median time to first onset was 2.1 months (range: 7 days to 35.8 months). Dose interruption occurred in 0.3% of patients.

Myalgia with Creatine Phosphokinase (CPK) Elevation: Myalgia with or without CPK elevation can occur. Myalgia occurred in 10% of patients. Median time to first onset was 11 days (range: 2 days to 10 months).

Concurrent myalgia with increased CPK within a 7-day time period occurred in 0.9% of patients. Dose interruption occurred in 0.3% of patients with myalgia and concurrent CPK elevation.

Skeletal Fractures: IBTROZI can increase the risk of fractures. ROS1 inhibitors as a class have been associated with skeletal fractures. 3.4% of patients experienced fractures, including 1.4% Grade 3. Some fractures occurred in the setting of a fall or other predisposing factors. Median time to first onset of fracture was 10.7 months (range: 26 days to 29.1 months). Dose interruption occurred in 0.3% of patients.

Embryo-Fetal Toxicity: Based on literature, animal studies, and its mechanism of action, IBTROZI can cause fetal harm when administered to a pregnant woman.

ADVERSE REACTIONS

Among patients who received IBTROZI, the most frequently reported adverse reactions (≥20%) were diarrhea (64%), nausea (47%), vomiting (43%), dizziness (22%), rash (22%), constipation (21%), and fatigue (20%).

The most frequently reported Grade 3/4 laboratory abnormalities (≥5%) were increased ALT (13%), increased AST (10%), decreased neutrophils (5%), and increased creatine phosphokinase (5%).

DRUG INTERACTIONS

•	Strong and Moderate CYP3A Inhibitors/CYP3A Inducers and Drugs that Prolong the QTc Interval: Avoid concomitant use.

•

Gastric Acid Reducing Agents: Avoid concomitant use with PPIs and H2 receptor antagonists. If an acid-reducing agent cannot be avoided, administer locally acting antacids at least 2 hours before or 2 hours after taking IBTROZI.

OTHER CONSIDERATIONS

•	Pregnancy: Please see important information in Warnings and Precautions under Embryo-Fetal Toxicity.

•	Lactation: Advise women not to breastfeed during treatment and for 3 weeks after the last dose.

•	Effect on Fertility: Based on findings in animals, IBTROZI may impair fertility in males and females. The effects on animal fertility were reversible.

•	Pediatric Use: The safety and effectiveness of IBTROZI in pediatric patients has not been established.

•

Photosensitivity: IBTROZI can cause photosensitivity. Advise patients to minimize sun exposure and to use sun protection, including broad-spectrum sunscreen, during treatment and for at least 5 days after discontinuation.

Please see accompanying full Prescribing Information.

About IDH1-Mutant Glioma

Gliomas are the most common type of brain cancer in adults worldwide. In the U.S., nearly 2,500 people are diagnosed with IDH1-mutant gliomas each year, of which more than 95% harbor a mutation in the IDH1 gene. Most patients are diagnosed in their 30s and 40s. While patients with IDH1 mutations generally have longer survival times than those with wild-type IDH1, gliomas are not currently curable and prognosis worsens for those with high-risk features, including high grade tumors.

About Safusidenib

Safusidenib is an investigational, oral, brain-penetrant, selective inhibitor of mutant IDH1. It is being studied in patient populations with significant unmet medical need, including settings where there are limited or no approved targeted treatment options. In Phase 1 and Phase 2 clinical studies, safusidenib demonstrated encouraging clinical activity, including delayed disease progression and durable responses across a range of tumor grades and risk groups, with a favorable risk-benefit profile that supports the currently enrolling Phase 3 SIGMA study.

About the SIGMA (G203) Study

SIGMA is a pivotal Phase 3 study that will evaluate safusidenib compared to placebo as a maintenance therapy after standard-of-care in IDH1-mutant astrocytoma with high-risk features. The pivotal portion of the study will enroll approximately 300 patients. Data is anticipated to be available in 2029.

A separate, exploratory, non-pivotal cohort will evaluate safusidenib in participants with grade 3 IDH1-mutant oligodendroglioma who have not yet received chemotherapy or radiotherapy. The primary endpoint is objective response rate. This cohort is expected to enroll approximately 40 patients. Data is anticipated to be available in 2027.

About Nuvation Bio

Nuvation Bio is a global oncology company focused on tackling some of the toughest challenges in cancer treatment with the goal of developing therapies that create a profound, positive impact on patients’ lives. Our diverse pipeline includes taletrectinib (IBTROZI®), a next-generation ROS1 inhibitor; safusidenib, a brain-penetrant IDH1 inhibitor; and an innovative drug-drug conjugate (DDC) program.

Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, visit www.nuvationbio.com or follow the company on LinkedIn and X (@nuvationbioinc).

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements about IBTROZI and safusidenib’s therapeutic and commercial potential, IBTROZI becoming the new standard of care in advanced ROS1+ NSCLC, Nuvation Bio’s expectations that the MAA filing for taletrectinib will follow a standard review timeline and be considered for full approval, the need for new therapeutic options in IDH1-mutant gliomas, Nuvation Bio’s plans for safusidenib development and future data presentations, and Nuvation Bio’s evaluation of additional preclinical candidates. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to whether Nuvation Bio is successful in commercializing IBTROZI; the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; whether Nuvation Bio meets its post-marketing requirements and commitments for IBTROZI; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on May 4, 2026 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Media and Investor Contacts

Nuvation Bio Investor Contact

JR DeVita

ir@nuvationbio.com

Nuvation Bio Media Contact

Kaitlyn Nealy

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$125,391	$164,086
Accounts receivable, net of allowance for credit loss of $nil and nil, respectively	22,723	16,076
Inventory	15,844	11,411
Prepaid expenses and other current assets	15,972	11,536
Marketable securities	408,338	365,125
Interest receivable on marketable securities	3,261	3,285

Total current assets	591,529	571,519
Property and equipment, net of accumulated depreciation of $1,260 and $1,184, respectively	535	564
Intangible assets, net of accumulated amortization of $2,315 and $1,856, respectively	10,755	11,214
Operating lease right-of-use assets	3,598	3,918
Other non-current assets	3,824	7,607

Total assets	$610,241	$594,822

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,435	$9,479
Current operating lease liabilities	1,838	1,880
Contract liabilities, current portion	8,651	7,515
Liability related to revenue interest financing agreement, current portion	7,944	9,585
Short-term borrowings	5,790	5,724
Warrant liability	—	2,865
Accrued expenses	32,864	45,183

Total current liabilities	79,522	82,231
Contract liabilities, net of current portion	9,743	11,305
Non-current operating lease liabilities	2,199	2,543
Non-current liability related to revenue interest financing agreement, net of deferred financing costs of $4,030 and $4,241, respectively	151,886	145,819
Long-term borrowings, net of deferred financing costs of $2,923 and $3,042, respectively	47,327	47,208

Total liabilities	290,677	289,106

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of March 31, 2026 and December 31, 2025, 347,693,331 (Class A 346,693,331, Class B 1,000,000) and 346,503,675 (Class A 345,503,675, Class B 1,000,000) shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	1,431,214	1,421,273
Accumulated deficit	(1,109,973)	(1,115,370)
Accumulated other comprehensive income	(1,677)	(187)

Total stockholders’ equity	319,564	305,716

Total liabilities and stockholders’ equity	$610,241	$594,822

NUVATION BIO INC. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
	Three Months Ended March 31,
	2026	2025
Revenues:
Product revenue, net	$18,510	$—
Collaboration and license agreements revenue	64,718	3,084

Total revenues	83,228	3,084

Costs and expenses:
Cost of sales	375	—
Cost of collaboration and license agreements revenue	5,616	2,094
Research and development	35,047	24,601
Selling, general and administrative	38,309	35,393

Total costs and expenses	79,347	62,088

Income (loss) from operations	3,881	(59,004)

Other income (expense):
Interest income	5,108	5,321
Interest expense	(6,708)	(54)
Investment advisory fees	(195)	(203)
Change in fair value of warrant liability	2,865	(751)
Realized gain (loss) on marketable securities	8	3
Other income (expense)	438	1,452

Total other income, net	1,516	5,768

Income (loss) before income taxes	5,397	(53,236)
Provision for income taxes	—	—

Net income (loss)	$5,397	$(53,236)

Basic earnings (loss) per share attributable to common stockholders	$0.02	$(0.16)

Diluted earnings (loss) per share attributable to common stockholders	$0.01	$(0.16)

Basic weighted average common shares outstanding	347,332	338,612

Diluted weighted average common shares outstanding	377,521	338,612

Comprehensive income (loss):
Net income (loss)	$5,397	$(53,236)
Other comprehensive (loss) income, net of taxes:
Currency translation adjustment	(268)	465
Change in unrealized loss on available-for-sale securities	(1,222)	(493)

Comprehensive income (loss)	$3,907	$(53,264)